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Exhibit 10.10

[LETTERHEAD]

October 15, 2003

Mr. Warren I. Mitchell
16921 Bolero Lane
Huntington Beach, CA 92649

Dear Warren:

Clean Energy is very excited and pleased that you have agreed to help us with certain efforts to lower our commodity costs related to our natural gas fuel sales. We believe your prior work experience and negotiating skills will allow you to be very successful in these endeavors. This letter will detail our compensation arrangements for you as they relate to your services.

For each specific rate-reduction project (the "Project") that we assign to you, CE will pay you:

1.
All of your reasonable out-of-pocket expenditures related to the Project.

2.
$100 per hour as directed and approved by Andrew J. Littlefair.

3.
A success fee equal to 20% of the cost savings you generate through your efforts ("Success Fee") for a two-year period after the cost savings go into affect. The Success Fee shall be calculated to 20% of the difference between the old rate CE was paying prior to your efforts and the new rate CE pays after your efforts, multiplied by the actual volumes CE generates that are affected by the rate change. The savings will be paid quarterly (on a calendar-quarter basis within 30 days of the end of the quarter) over the 2-year period that the Success Fee is in place.

  It is intended that the above arrangement would only apply if the rate reduction accrues to the benefit of CE and is not directly passed through to the customer.

We look forward to working with you in the future on these endeavors. Please indicate the acceptance of these terms by signing below and returning your signed documents to me in Seal Beach.

Sincerely,

/s/ Andrew J. Littlefair

Andrew J. Littlefair
President & CEO

Agreed to and accepted by:

/s/ Warren Mitchell
Warren Mitchell

cc:
Gordon R. Barefoot
Rick Wheeler

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  Exhibit 10.10
[LETTERHEAD]